GrowGeneration Reports Second Quarter 2024 Financial Results

Net Revenue of $53.5 million, up 11.8% quarter-over-quarter

Gross Profit Margin of 26.9%, a 110 basis point sequential improvement

Operating Expenses reduced by $2.5 million year-over-year

Net Loss of $5.9 million and Non-GAAP Adjusted EBITDA(1) Loss of $1.1 million

DENVER, August 8, 2024 -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United States, today announced financial results for the second quarter ended June, 30, 2024.

Second Quarter 2024 Summary

•Net sales increased 11.8% quarter-over-quarter to $53.5 million;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 21.5% as compared to 16.7% in the same prior year period;
•Gross profit margin of 26.9%, a 110 basis point sequential improvement and an increase from 26.8% in the comparable 2023 period;
•Operating expenses decreased $2.5 million from the second quarter of 2023 to $20.9 million in the second quarter of 2024;
•Net loss of $5.9 million, a sequential improvement of $2.9 million;
•Adjusted EBITDA(1) loss of $1.1 million, a sequential improvement of $1.7 million; and
•Cash, cash equivalents, and marketable securities of $56.0 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, stated, “We are very pleased to report solid second quarter results that reflect significant progress in several key areas of our business. Second quarter net revenue increased 11.8% sequentially and gross margin reached 26.9%, a 110 basis point improvement over last quarter. Importantly, proprietary brand sales rose to 21.5% of Cultivation and Gardening net sales, a 480 basis point improvement to the same period last year. These results highlight the success of our strategic initiatives to drive proprietary brand sales as well as our ongoing focus on streamlining our business.”

“Recently, we provided details on a comprehensive restructuring plan designed to fundamentally reposition GrowGen as we focus on our proprietary brands, a digital sales transformation centered on commercial customers, and streamlining operations to align with current industry-wide conditions. By executing this plan, we expect to generate margin improvement, reduce expenses by approximately $12.0 million on an annualized basis, and ultimately drive profitability. We are confident that these actions will solidify the path for accelerated and sustainable revenue growth and long-term profitability. In addition to these initiatives, we are also encouraged by recent developments with federal cannabis reform, which would have positive implications for both our business and our customers. We are excited about our future and look forward to sharing updates on our continued progress,” Mr. Lampert concluded.

Second Quarter 2024 Consolidated Results

Net sales declined $10.4 million, or 16.3%, to $53.5 million for the quarter ended June, 30, 2024 compared to $63.9 million for the quarter ended June 30, 2023. The decrease in net sales was primarily related to our Cultivation and Gardening segment, which had net sales of $46.1 million for the quarter ended June, 30, 2024 compared to $55.6 million for the quarter ended June 30, 2023. This decrease in net sales was primarily due to the fiscal 2023 consolidations of 12 retail locations after June 30, 2023, as well as 7 retail store locations closed in the first half of 2024. Same-store sales decreased 6.2%, primarily due to decreased e-commerce and brick-and-mortar retail sales volume. Proprietary brand sales as a percentage of Cultivation and Gardening net sales for the quarter ended June, 30, 2024 increased to 21.5% as compared to 16.7% for the quarter ended June 30, 2023, largely driven by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and products and various proprietary product launches. The percentage of consumable product net sales related to Cultivation and Gardening for the quarter ended June, 30, 2024 was 73.0%, which was an increase from 69.7% for the quarter ended June 30, 2023. The increase in consumable sales as a percentage of net sales was driven primarily by increased brand adoption of proprietary growing media and nutrient products.

Additionally, net sales of commercial fixtures within our Storage Solutions segment decreased by 11.3% to $7.4 million for the quarter ended June, 30, 2024 compared to $8.4 million for the quarter ended June 30, 2023. The decrease was largely due to timing differences of various projects being pushed back into the third quarter of 2024.

Gross profit was $14.4 million for the quarter ended June, 30, 2024 compared to $17.1 million for the quarter ended June 30, 2023, a decrease of $2.7 million or 15.8%. The decrease in gross profit is primarily related to the Cultivation and Gardening segment, which decreased $2.4 million, or 18.0%, to $10.9 million for the quarter ended June, 30, 2024 as compared to $13.3 million for the quarter ended June 30, 2023, largely as a result of the decrease in sales volume due to store consolidations as previously discussed. Additionally, gross profit from our Storage

Solutions segment decreased $0.3 million, or 8.3%, to $3.5 million for the quarter ended June, 30, 2024 compared to $3.8 million for the quarter ended June 30, 2023.

Gross profit margin increased slightly to 26.9% for the quarter ended June, 30, 2024, compared to 26.8% for the quarter ended June 30, 2023. Gross margin improved for the Storage Solutions segment to 46.9% in the quarter ended June, 30, 2024 from 45.4% in the quarter ended June 30, 2023, which was offset by a decrease in Cultivation and Gardening gross profit margin to 23.7% for the quarter ended June, 30, 2024 from 24.0% for the quarter ended June 30, 2023, primarily due to continued industry pricing compression on distributed products.

Store and other operating expenses in the quarter ended June, 30, 2024 were $10.2 million, compared to $12.0 million in the quarter ended June 30, 2023, a decrease of 15.0%.

Selling, general, and administrative expenses in the quarter ended June, 30, 2024 were $7.1 million, compared to $7.5 million in the quarter ended June 30, 2023, a decrease of 5.3%.

GAAP net loss was $5.9 million for the quarter ended June, 30, 2024, or a loss of $0.10 per diluted share, compared to $5.7 million in the quarter ended June 30, 2023, or a loss of $0.09 per diluted share.

Adjusted EBITDA(1) was a loss of $1.1 million in the quarter ended June, 30, 2024, compared to Adjusted EBITDA(1) of $0.9 million in the same period last year.

Cash, cash equivalents, and marketable securities as of June 30, 2024 were $56.0 million. Inventory as of June 30, 2024 was $60.6 million, and prepaid and other current assets were $7.3 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities as of June 30, 2024 were $29.2 million.

Geographical Footprint

The Company’s geographic footprint for its Cultivation and Gardening segment spans 879,000 square feet of retail and warehouse space and includes 43 retail locations across 18 states. In the first half of 2024, the Company consolidated 7 retail stores where it generally expects to be able to serve the same customer base through a single location, thereby reducing redundancies in cost structure. In July 2024, the Company announced the planned closure of an additional 12 redundant or underperforming stores in the second half of 2024 as part of a strategic restructuring plan, following which the Company would have a total of 31 retail stores operating in its portfolio.

Fiscal Year 2024 Financial Outlook(2)

As a result of its previously announced restructuring plan, GrowGen expects full-year 2024 net sales in the range of $190 million to $195 million. The Company is removing its previous full-year 2024 Adjusted EBITDA guidance as it assesses the impact of the restructuring and expects to provide updated Adjusted EBITDA guidance at a later date.

Footnotes

(1) Adjusted EBITDA represents earnings before interest, income taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) Sales and Adjusted EBITDA guidance metrics are inclusive of any acquisitions and store openings completed in 2024 and 2023, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, August 8, 2024, at 4:30PM Eastern Time. To participate in the call, please dial (888) 836-8184 (domestic) or (289) 819-1350 (international). The conference code is 99524. This call is being webcast and can be accessed on the Investor Relations section of GrowGen’s website at: https://ir.growgeneration.com. A replay of the webcast will be available two hours after the conclusion of the call and remain available for 90 calendar days.
About GrowGeneration Corp:

GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media or MMI.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com.

Contacts:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except shares)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$27,578	$29,757
Marketable securities	28,407	35,212
Accounts receivable, net of allowance for credit losses of $1,361 and $1,363 at June 30, 2024 and December 31, 2023, respectively	9,663	8,895
Notes receivable, current, net of allowance for credit losses of $232 and $1,732 at June 30, 2024 and December 31, 2023, respectively	838	193
Inventory	60,639	64,905
Prepaid income taxes	177	516
Prepaid and other current assets	7,284	7,973
Total current assets	134,586	147,451
Property and equipment, net	24,410	27,052
Operating leases right-of-use assets, net	38,984	39,933
Notes receivable, long-term	—	106
Intangible assets, net	12,827	16,180
Goodwill	7,525	7,525
Other assets	844	843
TOTAL ASSETS	$219,176	$239,090
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,702	$11,666
Accrued liabilities	2,429	2,530
Payroll and payroll tax liabilities	2,224	2,169
Customer deposits	3,007	5,359
Sales tax payable	1,221	1,185
Current maturities of operating lease liabilities	7,632	8,021
Total current liabilities	29,215	30,930

Operating lease liabilities, net of current maturities	33,867	34,448
Other long-term liabilities	317	317
Total liabilities	63,399	65,695
Commitments and contingencies (Note 13)
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 60,888,432 and 61,483,762 shares issued as of June 30, 2024 and December 31, 2023, respectively	61	61
Treasury stock, 938,949 shares and zero shares at cost as of June 30, 2024 and December 31, 2023, respectively	(2,316)	—
Additional paid-in capital	374,737	373,433
Accumulated deficit	(216,705)	(200,099)
Total stockholders' equity	155,777	173,395
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$219,176	$239,090

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$53,536	$63,925	$101,424	$120,752
Cost of sales (exclusive of depreciation and amortization shown below)	39,115	46,788	74,639	87,326
Gross profit	14,421	17,137	26,785	33,426

Operating expenses:
Store operations and other operational expenses	10,210	12,008	20,844	24,630
Selling, general, and administrative	7,104	7,503	15,012	14,341
Estimated credit losses (recoveries)	6	107	(482)	424
Depreciation and amortization	3,615	3,824	7,357	7,756
Total operating expenses	20,935	23,442	42,731	47,151

Loss from operations	(6,514)	(6,305)	(15,946)	(13,725)

Other income (expense):
Other (expense) income	(10)	(51)	37	809
Interest income	737	753	1,339	1,181
Interest expense	(14)	(3)	(70)	(5)
Total other income	713	699	1,306	1,985

Net loss before taxes	(5,801)	(5,606)	(14,640)	(11,740)

Provision for income taxes	(95)	(93)	(93)	(93)

Net loss	$(5,896)	$(5,699)	$(14,733)	$(11,833)

Net loss per share, basic	$(0.10)	$(0.09)	$(0.24)	$(0.19)
Net loss per share, diluted	$(0.10)	$(0.09)	$(0.24)	$(0.19)

Weighted average shares outstanding, basic	60,681	61,077	61,090	61,053
Weighted average shares outstanding, diluted	60,681	61,077	61,090	61,053

Use of Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us. We believe these non-GAAP measures, when used in conjunction with net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. Management uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(5,896)	$(5,699)	$(14,733)	$(11,833)
Provision for income taxes	95	93	93	93
Interest income	(737)	(753)	(1,339)	(1,181)
Interest expense	14	3	70	5
Depreciation and amortization	3,615	3,824	7,357	7,756
EBITDA	$(2,909)	$(2,532)	$(8,552)	$(5,160)
Share-based compensation	654	947	1,432	1,514
Investment income	718	1,181	1,298	1,181
Restructuring and other charges (1)	394	1,260	1,808	1,519
Adjusted EBITDA	$(1,143)	$856	$(4,014)	$(946)
(1) Consists primarily of expenditures related to the activity of store and distribution consolidation and one-time severances